                                                                      Exhibit 99
               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM 11-K



(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934 [FEE REQUIRED]


For the fiscal year ended                   September 30, 2001
                          ------------------------------------------------------
                                                    OR

[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from                      to
                               --------------------    -------------------------


Commission file number                  1-11556
                       ---------------------------------------------------------

              UNI-MARTS, INC. RETIREMENT SAVINGS & INCENTIVE PLAN
--------------------------------------------------------------------------------
                           (Full title of the plan)


                                UNI-MARTS, INC.
--------------------------------------------------------------------------------
         (Name of issuer of the securities held pursuant to the plan)


477 East Beaver Avenue, State College, PA                            16801-5690
--------------------------------------------------------------------------------
(Address of principal executive offices)                             (Zip Code)



                       This Document Contains 15 Pages.
                           Exhibit Index on Page 14.

UNI-MARTS, INC.
RETIREMENT SAVINGS & INCENTIVE PLAN


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
INDEPENDENT AUDITORS' REPORT                                                  3

FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2001 AND 2000 AND FOR EACH
  OF THE THREE YEARS IN THE PERIOD ENDED SEPTEMBER 30, 2001:

 Statements of Assets Available for Benefits                                  4

 Statements of Changes in Assets Available for Benefits                       5

 Notes to Financial Statements                                             6-11

SUPPLEMENTAL SCHEDULES AS OF SEPTEMBER 30, 2001:

Schedule H, Line 4(i) - Schedule of Assets Held for Investment Purposes      12


Supplemental schedules not included herein are omitted because of the absence of conditions under which they are required.

INDEPENDENT AUDITORS' REPORT


To the Trustees and Participants of
Uni-Marts, Inc. Retirement Savings & Incentive Plan
State College, Pennsylvania

We have audited the accompanying statements of assets available for benefits of Uni-Marts, Inc. Retirement Savings & Incentive Plan (the "Plan") as of September 30, 2001 and 2000, and the related statements of changes in assets available for benefits for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the assets available for benefits of the Plan as of September 30, 2001 and 2000, and the changes in assets available for benefits for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of September 30, 2001 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2001 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

December 13, 2001

UNI-MARTS, INC.
RETIREMENT SAVINGS & INCENTIVE PLAN

STATEMENTS OF ASSETS AVAILABLE FOR BENEFITS
--------------------------------------------------------------------------------

                                                          September 30,
                                               --------------------------------
                                                    2001               2000
                                               -------------      -------------
Cash                                              $   49,207         $   42,327

Mutual fund investments, at fair value
  (including $615,092 in 2001 and
   $513,988 in 2000 of
   Uni-Marts, Inc. Common Stock)                   3,557,987          4,832,703

Participant loans                                     41,535             52,910

Receivables:
     Employer contributions                                0                  0
     Participant contributions                             0             13,085
                                                 -----------        -----------
          Total receivables                                0             13,085

ASSETS AVAILABLE FOR
 BENEFITS                                        $ 3,648,729         $4,941,025
                                                 ===========        ===========

See notes to financial statements.

UNI-MARTS, INC.
RETIREMENT SAVINGS & INCENTIVE PLAN

STATEMENTS OF CHANGES IN ASSETS AVAILABLE FOR BENEFITS
--------------------------------------------------------------------------------

                                                                                  September 30,
                                                       --------------------------------------------------------------------
                                                              2001                    2000                    1999
                                                       --------------------    --------------------    --------------------
Additions:
     Additions to assets attributed to:
          Investment Inome:
               Net appreciation (depreciation)                 ($1,621,433)            $   695,299             $   144,625
               Interest and dividend income                        390,576                 242,491                 250,992
                                                           ---------------         ---------------          --------------
                                                                (1,230,857)                937,790                 395,617
          Contributions:
               Participant contributions                           397,773                 324,809                 355,967
               Employer contributions                              109,958                  96,476                  97,610
                                                           ---------------         ---------------          --------------
                                                                   507,731                 421,285                 453,577

               Total additions                                    (723,126)              1,359,075                 849,194
                                                           ---------------         ---------------          --------------

Deductions:
     Deductions to assets attributed to:
          Payments to participants                                (569,170)               (593,082)             (1,178,207)
                                                           ---------------         ---------------          --------------

               Total deductions                                   (569,170)               (593,082)             (1,178,207)
                                                           ---------------         ---------------          --------------

          Net increase (decrease) in assets                     (1,292,296)                765,993                (329,013)
                                                           ---------------         ---------------          --------------

Assets available for benefits:
     Beginning of year                                           4,941,025               4,175,032               5,288,005
                                                           ---------------         ---------------          --------------
     End of year                                                $3,648,729             $ 4,941,025             $ 4,958,992
                                                           ===============         ===============          ==============

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2001, 2000, AND 1999
--------------------------------------------------------------------------------

1.   THE PLAN

     Uni-Marts, Inc. Retirement Savings & Incentive Plan (the "Plan"), a defined contribution plan, was established October 1, 1983 to include all full-time employees of the former parent of Uni-Marts, Inc. and certain of its subsidiaries and related companies. Effective October 1, 1987, the Plan was amended and restated to include only the employees of Uni-Marts, Inc. and its affiliates (the "Company"). The assets of the Plan attributable to employees of the former parent and related companies were spun off from the Plan effective the date of the amendment. Uni-Marts, Inc. is the Trustee of the Plan.

     The following is a summary description of the Plan. Participants should refer to the Plan document for a complete description of the Plan. Employees are eligible to participate after attainment of age 21 and completion of at least 1,000 hours of service in one eligibility computation period. Employees whose wages and conditions of employment are subject to agreement with a collective bargaining agent are not eligible to participate unless provided by the collective bargaining agreement. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     All participants may direct the Company to contribute from 1% to 3% of their compensation to the Plan on their behalf as a basic contribution. An additional amount from 1% to 12% of eligible Plan compensation may be deposited as a supplemental contribution. Total individual employee contributions may not exceed Internal Revenue Service imposed limits as provided in the Plan. The Company will make matching contributions to the Uni-Marts, Inc. Common Stock Fund equal to $.50 for each $1.00 of basic contribution and may make an optional contribution at the discretion of the Board of Directors. (see Note 5). No optional contributions were made in the Plan years 2001, 2000 and 1999. Each participant has at all times a 100% nonforfeitable interest in his/her vested account balance.

     Each participant directs his/her participant contribution be invested and reinvested in one or more of the investment funds selected by the Trustee and/or in the Company's common stock. The Trustee determines how all amounts credited to a member's optional contribution account, if any, will be invested. All income, expenses, gains or losses attributable to assets held in each investment fund are reflected therein exclusively.

     Participants' accounts may be withdrawn upon separation from the Company, death, disability or retirement (regular - age 65; early - age 55). Withdrawals, except for hardship withdrawals, are distributed in lump sums, including earnings. Participants who have reached age 59 1/2 may take an in-service withdrawal up to the total value of the vested portion of the participant's account. A participant may request a loan or apply for a hardship withdrawal in accordance with the provisions of the Plan. The Company has the right to terminate the Plan subject to the provisions of ERISA and the Plan document.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   ADMINISTRATION OF THE PLAN

     The Company is the administrator of the Plan. All fees related to the Plan's administration and recordkeeping are paid by the Company and, therefore, are not reported as an expense of the Plan.

3.   INVESTMENTS

     Investments representing units of funds maintained by diversified, open-end management investment companies are stated at fair value as determined by published market prices. Uni-Marts, Inc. common stock is valued at the closing market price. Except as disclosed in Note 5, investments are participant directed. Income and expenses relating to these investments are recorded on the accrual basis of accounting.

     Following is a brief description of the ten funds in which the Plan was invested as of September 30, 2001:

     Federated Automated Cash Management. Money market fund which seeks to
     -----------------------------------
     provide investors with a high level of current income, a high quality portfolio and liquidity. The fund pursues its objective through corporate money market securities including commercial paper, repurchase agreements, variable rate instruments and bank instruments.

     AIM Aggressive Growth Fund A. Small-cap growth fund which seeks aggressive
     ----------------------------
     capital growth by investing in small and mid-sized companies that management believes will have earnings growth well in excess of the general economy. Fund managers select small to mid-sized companies with new or innovative products, services or processes that may enhance future earnings growth.

     AIM Blue Chip Fund A. Large-cap blend fund which seeks long-term capital
     --------------------
     growth by investing in shares of large, established companies that are considered to be market leaders in their respective sectors. Market leaders are identified as those companies with superior growth prospects compared with other companies in the same industry, possession of proprietary technology with the potential to bring about major changes within the industry, and/or leading sales within an industry or the potential to become a market leader.

     American Funds Bond Fund of America A. Intermediate-term bond fund which
     -------------------------------------
     seeks to provide as high a level of current income as is consistent with preservation of capital. The fund invests in corporate debt securities, U.S. and other government securities, mortgage related securities, and cash. Up to 25% of assets may be invested in fixed-income securities of corporations and government entities outside the United States.

     American Funds Growth Fund of America A. Large growth fund which seeks to
     ---------------------------------------
     provide long-term growth of capital through a diversified portfolio of common stocks. The fund invests wherever the best growth opportunities may be. The fund emphasizes companies that appear to offer opportunities for long-term growth, and may invest in cyclical companies, depressed industries, turnaround and value situations. The fund invests primarily in common stocks, convertibles, preferred stocks, U.S. government securities, bonds and cash. Up to 15% of assets may be invested in securities of issuers domiciled outside the U.S. and included in the S&P 500.

     Franklin Small-Mid Cap Growth Fund A. Mid-cap growth fund which seeks long-
     ------------------------------------
     term capital growth by investing primarily in stocks of small and medium-sized companies with market cap values of less than $8.5 billion. While the fund invests 80% of its total assets in common stocks of mid- and small-cap U.S. companies, the fund may also invest in equity securities of larger companies, initial public offerings of securities, and a very small portion in private or illiquid securities, such as late stage venture capital financings.

     Oppenheimer Global Fund A. World stock fund which seeks capital
     -------------------------
     appreciation by investing mainly in common stocks of U.S and foreign companies. The fund can invest without limit in foreign securities and can invest in any country, including countries with developed or emerging markets. The fund seeks to invest in foreign and U.S. companies with high growth potential, including companies that stand to benefit from global growth trends, businesses with strong competitive positions and high demand for their products or services, and cyclical opportunities in the business cycle and sectors or industries that may benefit from those opportunities.

     Oppenheimer Total Return Fund A. Large blend fund which seeks high total
     -------------------------------
     return, which includes capital appreciation in the value of its shares as well as income. The fund emphasizes investment in common stocks of medium and large capitalization companies. The fund invests mainly in equity securities for the purpose of seeking capital appreciation, but may also invest in debt securities to seek income when economic conditions are appropriate. The allocation between equity and debt securities may vary over time, depending on where the best opportunities are to pursue total return.

     Uni-Marts, Inc. Common Stock Fund. Company stock fund which seeks capital
     ---------------------------------
     appreciation. Typically, the fund is comprised of approximately 3% cash, with the remaining being invested in shares of Uni-Marts common stock, although, at September 30, 2001, the cash balance was approximately 7% of the fund. The stock is traded on the American Stock Exchange. The symbol for the stock is UNI.

     At the discretion of the individual participant, contributions can be allocated among the respective funds described above, or contributions can be managed by Vantage Investment Advisors, LLC. Lifestyle Options are professionally allocated, managed and monitored portfolio investment pools for 401(k) Plans. The Lifestyle Option portfolios are diversified across various asset classes and investment styles. Participants choose an allocation, ranging from Ultra Conservative to Ultra Aggressive, that fits their individual risk and return objectives. The same mutual funds described above are used in the Lifestyle Options.

     During 2001, 2000 and 1999, the Plan purchased from Uni-Marts, Inc. 18,200; 68,005 and 50,304 shares of its common stock at a cost of $33,911, $106,168 and $111,645, respectively. For the 2001, 2000 and 1999 Plan years, the price paid for the shares was as traded on the American Stock Exchange. Effective January 1, 2001, Uni-Marts common stock in the Plan converted to the Uni-Marts, Inc. common stock fund.

     The following presents investments that represent 5 percent or more of the Plan's assets at September 30, 2001 or September 30, 2000.

                                                                               2001                    2000
      Bernstein Intermediate Duration Fund                                     $      0                $763,223

      Vanguard Asset Allocation Fund                                           $      0                $241,187

      Fidelity Growth & Income Fund                                            $      0                $730,694

      Janus Worldwide Fund                                                     $      0                $566,183

      Vanguard U.S. Growth Fund                                                $      0                $805,149

      Putnam Vista Fund Class A                                                $      0                $529,084

      Baron Asset Fund                                                         $      0                $293,240

      AIM Aggressive Growth Fund A                                             $201,847                $      0

      AIM Blue Chip Fund A                                                     $524,443                $      0

      American Funds Bond Fund of America A                                    $724,596                $      0

      American Funds Growth Fund of America A                                  $613,913                $      0

      Franklin Small-Mid Cap Growth Fund A                                     $195,964                $      0

      Oppenheimer Global Fund A                                                $356,528                $      0

      Uni-Marts, Inc. Common Stock Fund                                        $664,299                $513,988

     During the years ended September 30, 2001, 2000, and 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value by ($1,621,433), $695,299, and $144,625, respectively, as follows:

                                                  2001                     2000                    1999
                  Mutual funds                    ($1,703,079)                $512,778                $477,695
                  Common Stock                         81,646                  182,521                (333,070)
                                           ------------------       ------------------       -----------------
                                                  ($1,621,433)                $695,299                $144,625
                                           ==================       ==================       =================

5. NONPARTICIPANT-DIRECTED INVESTMENTS

   Information about the assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments included in the accompanying financial statements is summarized as follows:

                                                       September 30,
                                                2001       2000        1999
                                                ----       ----        ----
   Net assets:
       Uni-Marts, Inc. common stock fund      $484,229   $356,034    $166,293
                                              ========   ========    ========

                                                    September 30,
   Changes in net assets                        2001             2000
                                                ----             ----
       Contributions                          $109,959          $ 96,476
       Net appreciation                         59,281           118,148
       Benefits paid to participants         (  41,045)        (  24,883)
                                              --------          --------
                                              $128,195          $189,741
                                              ========          ========

6. RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

   The following is a reconciliation of assets available for benefits according to the financial statements to Form 5500:

                                                                September 30,
                                                            2001             2000
                                                            ----             ----
   Assets available for benefits per the financial
    statements                                           $3,648,729       $4,941,025
   Amounts allocated to withdrawing participants.                 0      (     4,872)
                                                         ----------       ----------

   Assets available for benefits per Form 5500           $3,648,729       $4,936,153
                                                         ==========       ==========

   The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

                                                                    Year Ended
                                                                  September 30,
                                                                       2001
                                                                  -------------
   Benefits paid to participants per the financial statements        $569,170
   Add:  Amounts allocated to withdrawing participants
     at September 30, 2001                                                  0
   Less:  Amounts allocated to withdrawing participants
     at September 30, 2000                                          (   4,872)
                                                                     --------

   Benefits paid to participants per Form 5500                       $564,298
                                                                     ========

                                                                   Year Ended
                                                                 September 30,
                                                                      2000
                                                                 ------------
   Benefits paid to participants per the financial statements      $  593,082
   Add:  Amounts allocated to withdrawing participants
    at September 30, 2000                                               4,872
   Less:  Amounts allocated to withdrawing participants
    at September 30, 1999                                         (         0)
                                                                   ----------

   Benefits paid to participants per Form 5500                     $  597,954
                                                                   ==========


                                                                   Year Ended
                                                                   September 30
                                                                       1999
                                                                   ------------
   Benefits paid to participants per the financial statements       $1,178,207
   Add:  Amounts allocated to withdrawing participants
    at September 30, 1999                                                    0
   Less:  Amounts allocated to withdrawing participants
    at September 30, 1998                                          (     9,636)
                                                                    ----------

   Benefits paid to participants per Form 5500                      $1,168,571
                                                                    ==========

   Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to September 30 but not yet paid as of that date.

7. TAX STATUS

   The Plan and the trust established under the Plan to hold the Plan's assets are both tax-qualified pursuant to the appropriate sections of the Internal Revenue Code ("IRC"), and, accordingly, the trust's net investment income is exempt from income taxes. The Plan obtained its latest determination letter on October 9, 2001, in which the IRS stated that the Plan, as then designed, was in compliance with the applicable requirements of the IRC. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been made in the accompanying financial statements.

                                     *****

UNI-MARTS, INC.
RETIREMENT SAVINGS & INCENTIVE PLAN

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

                                                                                                                  CURRENT
IDENTITY OF ISSUE                                       DESCRIPTION OF INVESTMENT                                  VALUE
Federated Automated Cash Management            Money Market Account                                            $  157,789
AIM Aggressive Growth Fund A                   Small-Cap Growth Stock Mutual Fund                                 201,847
AIM Blue Chip Fund A                           Large-Cap Blend Stock Mutual Fund                                  524,443
American Funds Bond Fund of America A          Intermediate Term Bond Mutual Fund                                 724,596
American Funds Growth Fund of America A        Large Growth Stock Mutual Fund                                     613,913
Franklin Small-Mid Cap Growth Fund A           Mid-Cap Growth Stock Mutual Fund                                   195,964
Oppenheimer Global Fund A                      World Stock Mutual Fund                                            356,528
Oppenheimer Total Return Fund A                Large Blend Stock Mutual Fund                                      167,815
Uni-Marts, Inc.** Common Stock Fund            Company Common Stock                                               664,299
Employee Loans Receivable                      Maturing 2002 - 2010, interest from 7.5% to 9.5%                    41,535
                                                                                                              -----------

Total                                                                                                          $3,648,729
                                                                                                              ===========

**Indicates party-in-interest to the Plan

                                  SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Annual Report to be signed on its behalf by the undersigned hereunto duly authorized.


     UNI-MARTS, INC.
     RETIREMENT SAVINGS & INCENTIVE PLAN


     /S/ N. GREGORY PETRICK
     -----------------------------------
     N. Gregory Petrick
     Executive Vice President and
      Chief Financial Officer

                                 EXHIBIT INDEX


                                                                   Page(s)

     23   Consent of Independent Certified Public Accountants.       15

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-9807 of Uni-Marts, Inc. on Form S-8 of our report dated December 13, 2001, appearing in the Annual Report on Form 11-K of Uni-Marts, Inc. Retirement Savings & Incentive Plan for the year ended September 30, 2001.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

December 13, 2001